UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 11, 2017

BROCADE COMMUNICATIONS SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25601	77-0409517
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
130 Holger Way
San Jose, CA 95134-1376
(Address, including zip code, of principal executive offices)
(408) 333-8000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported, on November 2, 2016, Brocade Communications Systems, Inc. (the “Company”) entered into an Agreement and Plan of Merger with Broadcom Limited (“Broadcom”), Broadcom Corporation and Bobcat Merger Sub, Inc. (the “Merger Agreement”) pursuant to which Broadcom agreed to acquire the Company (the “Merger”). Due primarily to the pendency of the Merger and Broadcom’s stated intent to divest the Company’s IP Networking business after the closing of the Merger, the Company has experienced lower than expected revenue, earnings and cash flows and higher than expected acquisition and integration expenses. Accordingly, on August 11, 2017, the Company entered into Amendment No. 1 (the “Amendment”) to its Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, and certain other lenders from time to time party thereto. The Amendment, which was effective for the Company’s third fiscal quarter of 2017, modifies the consolidated total leverage ratio covenant under the Credit Agreement to (i) postpone the effective date of a previously scheduled third fiscal quarter reduction in the maximum permitted consolidated total leverage ratio from 3.50 to 1 to 3.25 to 1 until the Company’s 2018 fiscal year, thus keeping the maximum permitted ratio at 3.50 to 1 for both the Company’s third and fourth fiscal quarters of 2017, and (ii) temporarily suspend the applicability of an existing 15% limit on the amount of certain expenses, including acquisition, integration and restructuring expenses, that may be added back when calculating Consolidated EBITDA for purposes of financial covenant compliance for both the Company’s third and fourth fiscal quarters of 2017.

The other substantive provisions of the Credit Agreement were not amended or modified by the Amendment.

The foregoing summary of the Amendment is qualified in its entirety by reference to the text of the Amendment filed as Exhibit 10.1 to this Form 8-K and incorporated by reference herein.

Item 2.05. Costs Associated with Exit of Disposal Activities.

On August 11, 2017, the Board of Directors of the Company approved a workforce reduction plan intended to facilitate the exit of personnel resources deemed non-essential to the business of the Company due primarily to (i) the divestiture of certain software product lines in the third and fourth fiscal quarters of 2017 and (ii) an internal realignment of sales resources. The workforce reduction plan impacts approximately 230 notified employees in the United States who are expected to exit the Company during the Company’s fourth fiscal quarter of 2017. The Company expects to incur aggregate charges of approximately $23 to $26 million in its fourth fiscal quarter of 2017 for severance and other employee termination costs associated with the workforce reduction plan. All of these charges are expected to result in cash expenditures. The Company's headcount as of August 11, 2017, excluding the notified employees and employees associated with the fiscal fourth quarter software divestitures, was approximately 4,600.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Exhibit Description
10.1	Amendment No. 1 to Credit Agreement, dated August 11, 2017, among Brocade Communications Systems, Inc., Wells Fargo Bank, National Association, and the other lenders party thereto

Legal Notice Regarding Forward-Looking Statements

This communication, and any documents to which the Company refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed transaction and other information relating to the proposed transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “target,” “seek,” “may,” “will,” “could,” “should,” “would,” “assuming” and similar expressions are intended to identify forward-looking statements. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. Those risks, uncertainties and assumptions include, (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock, (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the outcome of any legal proceedings that have been or may be instituted against the Company related to the Merger Agreement or the proposed transaction, and (v) other risks described in the Company’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, the Company does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROCADE COMMUNICATIONS SYSTEMS, INC.

Date: August 15, 2017	By:	/s/ Ellen A. O’Donnell
Ellen A. O’Donnell
Senior Vice President, General Counsel and Corporate Secretary